

Cecily Brown (b. 1969)

4 days, 23 hours [What's this?]

There is a Land of Pure Delight (2011)



Cecily Brown is regarded as a pivotal female painter for her allegorical and evocative contemporary abstractions.

INVESTMENT THESIS

Price Appreciation of Similar Works

14.1%

Appraised Value

$900,000

Initial Offering

$899,000

Similar Sales


$1.1m
$854.3k
$569.5k
$284.8k
$0.0
07
10
13
16
19

Investment Overview

Offering Circular	**sec.gov/edgar**
Auction History	moderate 20 years
2019 Auction Sales	moderate $22,509,753
Repeat Sales	**view**

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DEAL SHEET

Price appreciation of similar works for each painting is based on public auction sales for the specific artist who created the subject painting that occurred prior to the qualification of the applicable offering by the SEC. Unless otherwise indicated, such data will not be updated for sales occurring after such date. Past performance of similar works is not indicative of future performance and is not intended to be a proxy for historical or projected future performance of the specific painting or the shares.

MASTERWORKS

OFFERINGS PRICE DATABASE TRADING MY PORTFOLIO JANE



Cecily Brown (b. 1969)

4 days, 23 hours [What's this?]

There is a Land of Pure Delight (2011)



Price Appreciation of Similar Works
14.1%

Appraised Value
$900,000

Initial Offering
$899,000

Similar Sales



$1.1m
$854.3k

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 20 years

WHY WE LIKE THIS PAINTING

- Cecily Brown is one of the most successful female contemporary artists working today, most known for her lush, semi-abstract paintings.
- Although there are no guarantees, similar works have appreciated by 14.1% per year historically. We believe this example is particularly desirable due to the warm red palette and fleshy undertones.
- Since 2013 the market for Cecily Brown's work has moved considerably, with 17.2% CAGR in average hammer prices per year.
- Works from the post-2000s have been gaining traction recently, and on July 10, 2020, "Carnival and Lent" (2006-08) became Brown's second most expensive work at $6.1 million.
- As of October 7, 2020, over ten works from this later period have sold in excess of $1 million at auction, and multiple paintings have sold at or above $2 million.
- A very similar painting – in color and composition – was held in the personal collection of musician George Michael, and sold for $1.05 million in 2019.
- After two months of negotiations, Masterworks is pleased to be offering this recent acquisition to investors at $899,000.
- Signed and dated 'Cecily Brown 2011' (on the reverse), oil on linen, 23 × 31 in (58.4 x 78.7 cm)

Past performance is no guarantee of future results. An investor must read the Offering Circular before making an investment decision.



2019 Auction Sales
$22,509,753

2019 Number of Lots Sold
25

CECILY BROWN

Cecily Brown is regarded as a pivotal female painter for her allegorical and evocative contemporary abstractions.

THE PAINTING IS AN ENERGETIC EXAMPLE OF CECILY BROWN'S ABSTRACTIONS THAT THE ARTIST CREATED IN THE LATE 2000S INTO THE 2010S.

Masterworks agreed to acquire *There is a Land of Pure Delight* (2011), which measures 23 inches by 31 inches, on September 15, 2020. These works represent an added stylistic shift in Brown's career as the figurative semi-abstract imagery of the late 1990s and early 2000s gave way to many near complete abstractions. The Painting shares the title of an 18th century hymn by the English Christian poet Isaac Watts, which begins, "There is a land of pure delight / Where saints immortal reign; / Infinite day excludes the night, / And pleasures banish pain."

The vivid palette, expressive style, scale, and execution make the Painting an excellent and desirable example of abstractions of this period. As of October 7, 2020, over ten works from this later period have sold for in excess of $1.0 million at auction, and multiple paintings have sold at or above $2.0 million. In close comparison to the Painting is *Yet to be Titled* (2008), which sold for £791,250 ($1,049,684) in March of 2019.



Brown's meteoric rise included signing on to one of the most prestigious galleries in the world: the Gagosian.

Cecily Brown (b. 1969, Britain) is considered to be one of the most important contemporary artists living today. The year after Brown received her BFA in 1993, from the Slade School of Art, she moved to New York to distance herself from the dominant artistic movement in London, known as the YBAs, or Young British Artists. Not long after settling in New York, Brown's distinctive, sensual oil canvases garnered the attention of acclaimed dealer Jeffrey Deitch, and she became the first painter to show at his gallery. It only took two more years before Brown signed on with Gagosian Gallery, the mega-dealer who has represented some of the most important names in contemporary art, including Jean-Michel Basquiat, Cy Twombly and Richard Serra.

In addition to numerous solo shows, her work is held by some of the most influential cultural institutions including the Solomon R. Guggenheim Museum and the Museum of Modern Art in New York, the Broad in Los Angeles, and the Tate Modern in London, among many others.

As of October 7, 2020, the top record for the artist is *Suddenly Last Summer* (1999), which sold for $6,776,200 in 2018, followed by *Carnival and Lent* (2006-08), which sold for £4,859,750 ($6,136,594) in 2020, and *The Pyjama Game* (1997-98), which sold for HK$46,020,000 ($5,882,183) in 2018, including buyer's premium.



CECILY BROWN
THERE IS A LAND OF PURE DELIGHT (2011)

14.1%[1]
PRICE APPRECIATION OF SIMILAR WORKS

$899,000
INITIAL OFFERING

$900,000
APPRAISED VALUE

HISTORICAL PERFORMANCE OF SIMILAR WORKS[2]


$210K
$141K
$160K
$415K
$248K
$255K
$269K
$150K
$1.1M
$380K
$613K
$591K
$493K
$1M
$598K
$803K
1.2M
0.9M
0.6M
0.3M
$0.0
11/07
10/11
11/13
10/17
11/18
02/19
10/19
02/20



Brown has received critical attention for powerful, athletically-sized canvases and bold brushwork.

FOR A COPY OF THE OFFERING CIRCULAR VISIT:

https://www.sec.gov/Archives/edgar/data/1824040/000149315220019110/partiiandiii.htm

ADDITIONAL PHOTOS







FOR A COPY OF THE OFFERING CIRCULAR VISIT:

https://www.sec.gov/Archives/edgar/data/1824040/000149315220019110/partiiandiii.htm

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Cecily Brown with the following criteria: oil paintings, on canvas or linen, created between 2007 and 2013 that are no smaller than 17 inches by 22 inches and no larger than 44 inches by 45 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The realized prices comprised by this set of comparable transactions have increased at an estimated 14.1% CAGR implied from selected sales occurring from November 15, 2007 to February 13, 2020.

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FOR A COPY OF THE OFFERING CIRCULAR VISIT:

https://www.sec.gov/Archives/edgar/data/1824040/000149315220019110/partiiandiii.htm